EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 6, 2005, accompanying the consolidated financial statements included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of Multi-Color Corporation on Form S-8 filed October 20, 2005.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
October 20, 2005